As Filed With The Securities and Exchange Commission On October 20, 2000

                                          Registration Statement No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                WAVO CORPORATION
             (Exact name of registrant as specified in its Charter)

                   INDIANA                                 86-0491428
       (State or other jurisdiction of                  (I.R.S. Employer
       incorporation or organization)                  Identification No.)

                        3131 E. CAMELBACK RD., SUITE 320
                             PHOENIX, ARIZONA 85016
                                 (602) 952-5500
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                     DAVID E. DEEDS, CHIEF EXECUTIVE OFFICER
                                WAVO CORPORATION
                        3131 E. CAMELBACK RD., SUITE 320
                             PHOENIX, ARIZONA 85016
                                 (602) 952-5500
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


                  COPY TO:                                  COPY TO:
           DOUGLAS J. REICH, ESQ.                   STEVEN D. PIDGEON, ESQ.
              WAVO CORPORATION                       SNELL & WILMER L.L.P.
       3131 E. CAMELBACK RD., SUITE 320                ONE ARIZONA CENTER
            PHOENIX, ARIZONA 85016                 PHOENIX, ARIZONA 85004-0001
               (602) 952-5500                            (602) 382-6000
             FAX (602) 952-5517                        FAX (602) 382-6070

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                                                       AMOUNT
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM         OF
      TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE         AGGREGATE         REGISTRATION
    SECURITIES TO BE REGISTERED        REGISTERED (1)        PER SHARE (2)       OFFERING PRICE         FEE
    ---------------------------        --------------        -------------       --------------         ---
Common shares                         1,722,018 Shares          $0.565            $  972,940            $257
Common shares issuable upon
exercise of warrants                    350,666 Shares          $0.565            $  198,126             $52
               Total                  2,072,684 Shares                            $1,171,066            $309

(1) The shares of common stock that may be offered pursuant to this Registration Statement consist of 1,722,018 shares issued to National Datacast, Inc. ("NDI") in connection with an amendment to the terms of the Data Delivery Network Agreement between the registrant and NDI dated October 15, 1996, 125,666 shares underlying warrants issued to Silicon Valley Bank ("SVB") in connection with a modification of the terms of the Loan and Security Agreement between the registrant and SVB dated October 14, 1997, and 225,000 shares underlying warrants issued to affiliates of Stonegate Securities, Inc. ("Stonegate") in connection with a Consulting Agreement between the registrant and Stonegate dated December 7, 1999, as amended on May 24, 2000.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock on October 16, 2000, as reported by the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   Subject to Completion, dated October 19, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THE SECURITIES OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                                Wavo Corporation

                             2,072,684 Common Shares


         This prospectus relates to 2,072,684 shares of common stock of WAVO Corporation which may be sold from time to time by the selling shareholders named herein, or their respective transferees, pledgees, donees or successors.

         The shares are being registered to permit the selling shareholders to sell those shares attributable to them from time to time in the public market. The selling shareholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares, or through any other means described in the section entitled "Plan of Distribution" beginning on page
15. We cannot assure you that the selling shareholders will sell all or any portion of the shares offered hereby.

         We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related Registration Statement.

         Our common stock is traded on the Nasdaq National Market under the symbol "WAVO."

         We are an Indiana corporation formed on November 13, 1990. Our principal executive offices are located at 3131 E. Camelback Rd., Suite 320, Phoenix, Arizona and our telephone number is (602) 952-5500.

BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                The date of this prospectus is October ___, 2000.

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
WAVO Corporation......................................................    1

Recent Developments...................................................    2

Risk Factors..........................................................    3

Use of Proceeds.......................................................    8

Selling Shareholders..................................................    9

Description of Securities.............................................   10

Plan of Distribution..................................................   14

Legal Opinions........................................................   15

Experts  .............................................................   15

Where You Can Find More Information...................................   16


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

THE COMMON STOCK IS NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THE PROSPECTUS OR PROSPECTUS SUPPLEMENT.

                                WAVO CORPORATION

         We are a digital media services company, connecting media providers with media consumers. We partner with prominent providers of news, business data, consumer content and multimedia programming to deliver value added digital media services to businesses and consumers. Our technologies and services aggregate, filter, customize and distribute digital media (text, music, graphics and video), using a variety of delivery systems, including the Internet, satellite broadcast systems, television and FM radio. Our recently launched MediaXpress(TM) service leverages our established relationships with over 1,800 prominent news, business information and multimedia content providers, and delivers that content in a customized, Extensible Markup Language ("XML")-based format to businesses and consumers. Our most recent product offering, Virgin JamCast(TM), a music portal, is a collaboration with Virgin Entertainment Group that uses our proprietary multicast "push" technology to deliver digital music to consumers.

         MEDIAXPRESS: Our MediaXpress service (formerly "NewsPak") delivers pre-licensed, filtered, real-time news, information and entertainment to any Web server, wherever located. MediaXpress aggregates content from our extensive base of content providers of more than 1,800 sources, many of which are leaders in their respective markets. These content providers include such well-known companies as Reuters, Dow Jones & Company, Standard & Poors and Associated Press, among many others. MediaXpress aggregates the content by collecting digital media from the content providers and translating it from its original format into richly marked-up XML documents. Using our advanced technologies, and employing proprietary hardware and software schemes, MediaXpress personalizes the digital media for each customer. Only the content desired by the customer, defined by the user via topic and key word selection, is delivered to that customer. MediaXpress allows Web site operators to access and integrate our digital media offerings into their Web sites without the burden of license negotiations, dedicated lines and special hardware. MediaXpress enables any user, from the largest commercial portals to small Web sites, to go to the MediaXpress Web site, complete the online subscription transaction, download a server application and immediately begin to receive and publish streaming digital media on their Web site. For the six months ended June 30, 2000, MediaXpress generated revenues of $902,000.

         Our proprietary WAVO Internet Delivery System ("WINDS") is utilized to transport the MediaXpress digital media to client Web sites. The WINDS protocol creates a virtual private network on the Internet that allows us to move digital media securely and with assured delivery. The MediaXpress feed distribution system enforces publisher-dictated policies with regard to usage, embargos, re-distribution and syndication.

         VIRGIN JAMCAST: In September 1999, we formed JamCast.com, Inc., and partnered with Virgin Entertainment Group, Inc., to offer "Virgin JamCast(TM)", a digital music Internet service. Wavo Corporation and Virgin Entertainment Group own 75% and 25%, respectively, of JamCast.com, Inc. Virgin JamCast was created as an innovative digital music Web portal to use our proprietary multicast "push" technology to deliver digital music to an Internet-wide audience by delivering it in the background on the customer's existing connection to the Internet. Virgin JamCast also enabled customers to purchase music online from the Virgin Mega Store, an affiliate of Virgin Entertainment Group, and from other major music distributors.

         As of June 30, 2000, approximately $3.2 million of our assets were related to Virgin JamCast. To date, we have received negligible revenues from Virgin JamCast, and are currently incurring approximately $300,000 to $500,000 in monthly expenses relating to its operation. We are discussing with Virgin Entertainment Group the structure of our current relationship regarding Virgin JamCast, and we expect that the nature of the Virgin JamCast business will change from a retail business to that of a technology provider. Accordingly, we expect to discontinue Virgin JamCast's retail music operations as of October 31, 2000, and expect to reposition JamCast.com, Inc. as a provider of our proprietary multicast technology to Virgin Entertainment Group and possibly others in the entertainment industry for use in the distribution of digital media. As a result of our discussions with Virgin Entertainment Group and any related changes to the Virgin JamCast business, up to approximately $3.2 million of recorded assets relating to such business will be subject to adjustment.

                               RECENT DEVELOPMENTS

         On September 11, 2000, we entered into an asset purchase agreement with our wholly-owned subsidiary, WavePhore Networks, Inc. ("Networks"), and Cidera, Inc. ("Cidera"), pursuant to which Cidera agreed to purchase substantially all of the assets of Networks relating to the satellite and FM delivery of data in exchange for $12,000,000 in cash, 285,731 shares of Cidera's common stock, and assumption of specified liabilities. Cidera also agreed to become a preferred Original Equipment Manufacturer ("OEM") of our MediaXpress service for Cidera's information provider customers. This transaction was completed on October 11, 2000.

         The assets sold to Cidera constituted approximately 33% of our total assets and accounted for approximately 71% and 27% of our total revenue and expenses, respectively, on a consolidated basis as of and for the fiscal year ended December 31, 1999, and approximately 41%, 76% and 23% of such amounts, respectively, as of and for the six months ended June 30, 2000. We expect to recognize a gain of approximately $2 million as a result of this transaction.

         Also on September 11, 2000, we entered into an agreement with National Datacast, Inc. ("NDI") to restructure our Data Delivery Network Agreement (the "Network Agreement") with NDI. This restructuring reduced the cash amounts payable by us to NDI under the Network Agreement from $4.4 million due through March 2002 to payments of $2 million due through April 2001 and provided for the issuance in September 2000 to NDI of 1,722,018 shares of our common stock, all of which may be offered pursuant to this prospectus. If NDI does not realize at least $1.4 million from the sale of all of these shares, we have agreed to deliver a promissory note to NDI for the difference payable in three equal monthly installments, commencing 30 days after the issuance of the promissory note. In addition, if we elect to use the data delivery network to transmit data in the future, or elect to renew the agreement for a further five year term, we will be required to make all payments then due to NDI under the terms of the original data delivery network agreement. If we do not use this network in the future or contract with a third party to sublease this network, we will record a one time charge equal to the total unrecognized commitment to NDI and the carrying value of certain equipment related to our use of the network and our technology, which totalled approximately $2.7 million as of September 30, 2000. We are currently in discussions with third parties regarding the sublease of this network and the license of our related technology. However, there can be no assurance that we will be successful in this regard.

         As of October 12, 2000, we had approximately $10 million in cash or cash equivalents. We are currently using approximately $1.5 million in cash each month in our operations. We are taking actions to reduce our future expenses. We are also continuing to evaluate our technologies and business strategies. We believe that we will have sufficient cash to continue to operate our business for at least the next twelve months.

         On September 15, 2000, we restructured our credit facility with Silicon Valley Bank ("SVB"), and issued warrants to SVB to purchase up to 125,666 shares of our common stock at an exercise price of $0.70 per share. These warrants expire on September 15, 2005. We also lowered our bank line of credit from $5 million to $2 million, accelerated payment of $500,000 of our term loan to the closing of the Cidera transaction, and modified or eliminated certain financial covenants related to this credit facility.

         For purposes of this Registration Statement, the term "selling shareholders" means NDI, SVB and certain specified principals affiliated with Stonegate as described in this prospectus under "Selling Shareholders," with respect to those shares of our common stock beneficially held by each of them as described herein, and "selling shareholder" means any one of them.

         We intend to notify our shareholders of a special meeting currently scheduled for November 27, 2000, at which the shareholders will be asked to consider and vote upon a proposal to approve and adopt an amendment to our Articles of Incorporation that will result in an eight-for-one reverse stock split and an increase in the number of our authorized shares of common stock to 25,000,000 shares after giving effect to the reverse stock split. The purpose of this approval is to increase the share price of our common stock above $1.00, which is one of the maintenance criteria to be satisfied in order for our common stock to maintain its listing on The Nasdaq Stock Market, Inc. For additional information regarding the special meeting, you may examine a copy of our proxy statement at www.sec.gov or you may request a copy of the proxy statement by writing or telephoning us at the following address:

                  Investor Relations
                  WAVO Corporation
                  3131 East Camelback Road
                  Suite 320
                  Phoenix, AZ  85016
                  (602) 952-5500

                      SEE RISK FACTORS BEGINNING ON PAGE 3.

                                  RISK FACTORS

Before purchasing any of the shares covered by this prospectus, you should carefully read and consider the risk factors set forth below. You should be prepared to accept any and all of the risks associated with purchasing the shares, including a loss of all of your investment.

WE HAVE A HISTORY OF LOSSES AND MAY NEVER BECOME PROFITABLE

         We have generated relatively limited revenues from operations and incurred significant expenses in developing our products and services. As a result, we have realized net losses each year since our inception in November 1990. We incurred net losses of approximately $19.8 million in 1997, approximately $28.5 million in 1998, approximately $31.1 million in 1999, and approximately $12.4 million for the six months ended June 30, 2000. As of December 31, 1999 and June 30, 2000, we had an accumulated deficit of approximately $128.5 million and $143.6 million, respectively. We expect to incur significant operating losses for 2000 and may continue to incur operating losses after 2000. Given our history of losses, limited revenues from operations and significant expenses, we may never become profitable.

IF WE DO NOT GENERATE WIDESPREAD DEMAND FOR OUR MEDIAXPRESS AND VIRGIN JAMCAST SERVICES WE MAY NEVER BECOME PROFITABLE

         To become profitable, we need to generate broad-based market acceptance for our MediaXpress and Virgin JamCast services, which to date have generated only limited revenues. For the six months ended June 30, 2000, MediaXpress generated revenues of $902,000 and Virgin JamCast generated revenues of $414. The markets for these services are relatively new and evolving. In addition to achieving widespread consumer demand, the success of our various services depends on our ability to meet the following objectives, none of which we may achieve.

        -    attracting and retaining the most popular information providers;
        - including our software and technology in products manufactured by others, including personal computers, set top boxes and other consumer products;
        - generating significant revenues through e-commerce, technology licensing and other opportunities;
        - demonstrating a technological or economic advantage over our competitors;
        -    providing strong customer service to support these services; and
        -    increasing sales through our direct sales force.

LOSS OF REVENUE FROM SALE OF NETWORKS MAY HAMPER OUR ABILITY TO OBTAIN ADDITIONAL FINANCING

Although completing the sale to Cidera of Networks assets relating to the satellite and FM delivery of data resulted in the payment of $12,000,000 in cash to WAVO Corporation, the sale of these assets significantly reduces our cash flow from operations following the sale. As a result, despite the cash raised from the sale, we will be required to seek substantial additional capital in the future to maintain and grow operations from our remaining lines of business. Unless we begin to generate significant cash flow from our MediaXpress Digital Media Delivery or Virgin JamCast services, we may encounter difficulties in obtaining any necessary financing on acceptable terms, if at all.

WE MAY NOT BE ABLE TO RAISE THE SUBSTANTIAL ADDITIONAL CAPITAL REQUIRED TO EXECUTE OUR BUSINESS PLAN

         We expect to continue to incur significant operating expenses in continuing to develop and market our products and services. Although we believe currently available funds and capital resources will be sufficient to meet anticipated needs for capital through 2001, we expect that we will need substantial additional capital to fully implement our business plan after that date. We also may need to raise additional funds in order to acquire complementary businesses, products, or technology. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to execute our business plan or take advantage of our business opportunities. In addition, if we elect to raise capital by issuing additional shares of stock, existing shareholders may incur dilution. As of October 12, 2000, we had approximately $10 million in cash and cash equivalents. We are currently using approximately $1.5 million in cash each month in our operations.

WE FACE POSSIBLE DELISTING FROM NASDAQ

         Our common stock is currently listed on The Nasdaq National Market. We have been notified by the Nasdaq Stock Market, Inc., however, that our common stock will be delisted from Nasdaq if the share price of our common stock continues to be below $1.00 for a period of 90 days. We intend to apply to Nasdaq for a hearing, and, if granted, the delisting will be stayed during the hearing period. If a delisting occurs, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc.

         If we fail to maintain our Nasdaq listing, the market value of our common stock may decline further and trading in our stock is likely to be materially adversely affected. Among other things, because our common stock would then constitute "penny stock" under the Securities Exchange Act of 1934, as amended, any broker engaging in a transaction in our securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements showing the market values of our securities held in the customers' accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in our securities, they would become less willing to engage in such transactions, thereby making it more difficult for our security holders to sell their common stock, which may result in a further decline in stock value.

         In an effort to increase the share price of our common stock to above $1.00, our Board of Directors has considered and approved an amendment to our Articles of Incorporation that will result in a eight-for-one reverse stock split and an increase in the amount of our authorized common stock to 25,000,000 shares after giving effect to the reverse stock split. Even if this amendment is approved by the shareholders, however, there can be no assurance that the reverse stock split will result in a share price above $1.00 for Nasdaq compliance purposes.

OUR PRODUCTS AND SERVICES MAY BECOME OBSOLETE UNLESS WE ADAPT TO RAPID TECHNOLOGICAL CHANGE AND FREQUENT NEW PRODUCT INTRODUCTIONS BY OUR COMPETITORS

         The markets for our products and services experience rapid technological change, frequent new product introductions, and evolving industry standards. Rapid technological change and new product introduction could render one or more of our products or services obsolete or place us at a competitive disadvantage. Accordingly, we believe that our success depends upon our ability to anticipate changes in consumer preferences, develop and market products and services that incorporate new technologies, and enhance and expand our existing product lines and services to keep pace with competing products. We expect to enter into strategic relationships with other technology companies to develop, market and enhance our products and services to meet and take advantage of technological changes. Our failure to anticipate or adapt to technological change or evolving industry standards, and to successfully introduce new products and services, could materially and adversely affect our business.

WE MAY NOT SUCCEED UNLESS WE ARE ABLE TO SUCCESSFULLY ADDRESS THE DIFFERENT COMPETITIVE CHALLENGES IN EACH OF OUR MARKETS

         Each of the markets in which we compete presents different competitive challenges. For example, we currently provide our MediaXpress service primarily to business users. We must respond to different competitive challenges and compete with a different set of competitors in each of our markets. In addition, with the rapid expansion of the Internet, the number of companies that can provide similar products and services in each of our markets is growing significantly. As a result, we expect that more competitors will enter the markets in which we operate. Increased competition may result in price reductions, reduced gross margins and loss of market share.

         The Internet, content aggregation and digital medial delivery industry is intensely competitive, rapidly changing and significantly affected by new product introductions and other market activities. Each of the markets in which we operate includes numerous competitors with well recognized brand names that provide products and services that compete with those we offer, including, but not limited to:

         - certain content providers and content delivery providers, such as Screaming Media.net, iSyndicate.com, Tibco, Starburst, Globalcast, Harmonic Data Systems, Digital Island, Akamai, Loral Space and Communications, YellowBrix, Inc., Moreover.com and Trapezo; and

         - digital media delivery services providers, such as News Edge Corporation, Data Broadcasting Corporation, AP SatNet, Sandpiper Networks, Fantastic Corporation, MicroSpace Corp., EchoStar and Hughes DirectPC.

         Many of our competitors have longer operating histories and greater presence in key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales, marketing, distribution, technical and other resources. Given these competitive disadvantages, we may not be able to compete effectively against these competitors. Our inability to compete would have a material adverse effect on our business. These competitors may be able to adapt to new or emerging technologies and changes in customer requirements more quickly than we can. They might also be able to devote greater resources to the development, promotion and sale of competing products and services.

THIRD PARTY INFORMATION PROVIDERS MAY TERMINATE OR CHOOSE NOT TO RENEW AGREEMENTS TO PROVIDE CONTENT WHICH WOULD ADVERSELY AFFECT OUR SERVICE OFFERINGS

         We currently rely on a number of content and information providers to supply entertainment, news, and other information we offer through our various services. Our agreements with information providers are generally for a term of one or more years. The termination of or failure to renew one or more significant information provider agreements would decrease the available entertainment, news and information that we can offer our customers. Many of the agreements automatically renew unless notice of termination is provided before the end of the term by either party. However, most of these agreements may be terminated by the information provider if we fail to fulfill our obligations under the agreement and some agreements are terminable at will. We cannot guarantee that an information provider will not terminate its agreement with us or that it will choose to renew the agreement at the end of its term.

FAILURE OR DISRUPTION OF OUR TELECOMMUNICATIONS SYSTEMS MAY DISRUPT OUR OPERATIONS AND SERVICE OFFERINGS TO OUR CUSTOMERS

         Our customers rely on our ability to provide and distribute information 24 hours a day seven days a week without failures. As a result, our business depends to a significant extent on our ability to maintain continuous operation of our computer and telecommunications systems. Any damage to or loss of our computer and telecommunications networks, including our network operations centers, or damage to or loss of any third party controlled systems, including satellites or those operated by Internet service providers, could have a material adverse effect on our business. Our systems may suffer damage or disruption from fire, natural disaster, power loss, telecommunications failure, or similar events. Our operations also depend in significant part on our network operations centers in Phoenix, Arizona and Salt Lake City, Utah. Although we have arranged for off-site back-up for our network control, this arrangement does not eliminate the significant risk to our operations from a natural disaster or system failure. In addition, growth of our customer base may strain the capacity of our computer and telecommunications systems or lead to degradations in performance or system failure.

ANY DISRUPTION IN RECEIVING INFORMATION FROM THIRD PARTY INFORMATION PROVIDERS WILL DISRUPT OUR ABILITY TO PROVIDE TIMELY INFORMATION TO OUR CUSTOMERS

         We depend on the timely receipt of information feeds and computer downloads from third parties. Any loss, interruption or disruption of the transmission of this information to our news consolidation facility would result in delay, loss, interruption or disruption of the transmission to the end users. In addition to affecting customers of our information providers, these events would adversely affect customers of our services. These disruptions could result in those customers terminating, or failing to renew, their contracts with us. In either case, our business could be materially and adversely affected.

         We also depend largely on the integrity, capability, and maintenance of third party controlled systems, including satellites and the Internet. The loss or disruption of any facility or equipment, or the interruption of any facility's or equipment's transmission capabilities, could adversely affect our ability to deliver services and information. It could also cause one or more of our customers to terminate their contracts with us or fail to renew their contracts.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE

         Certain events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Wavo Corporation. We may issue additional shares of common stock or preferred stock:

         -     to raise additional capital or finance acquisitions;
         - upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; or
         -     in lieu of cash payment of dividends.

         As of October 16, 2000, there were outstanding convertible preferred shares, warrants, and options to acquire up to approximately 15,060,456 additional shares of common stock at prices ranging from $.5774 to $13.51 per share. If converted or exercised, these securities will dilute your percentage ownership of common stock. These securities, unlike the common stock, generally provide for antidilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise may increase significantly. In addition, the number of shares that may be issued upon conversion of or payment of dividends in lieu of cash on our Series D Preferred Shares could increase substantially if the market price of our common stock decreases during the period the Series D Preferred Shares are outstanding.

On May 15, 2000, the holders of our common stock approved the issuance of the Series D Preferred Shares and the shares of common stock subject to issuance upon conversion of, or as dividends on, the Series D Preferred Shares, and upon exercise of the related warrants. Because of this shareholder approval, there is no limit on the amount of shares of common stock that could be issued upon conversion or the payment of dividends in lieu of cash on the Series D Preferred Shares. As of October 16, 2000, we had issued 16,794,975 shares of our common stock to the holders of the Series D Preferred Shares upon their conversion and as dividends on the Series D Preferred Shares and there were approximately 47,728,931 shares of our common stock issued and outstanding.

OUR BUSINESS IS LIKELY TO BE HURT IF WE ARE UNABLE TO KEEP OUR SENIOR EXECUTIVE OFFICERS AND KEY EMPLOYEES

         We rely considerably on the abilities and performance of our senior executive officers. We have not entered into employment agreements with any of senior executive officers other than our President, Michael J. Coffin, and are not the beneficiary of life insurance on any of them. Although we have agreements with some members of management not to compete with us, there can be no assurance that these agreements will be enforceable or effective in retaining these individuals. As a result, we may lose one or more key individuals to resignation or death and may be unable to adequately replace these individuals. In addition, our products and services are highly technical and require key employees with high levels of technical expertise. Demand for these individuals, particularly in the locations where we operate, is very high. The loss of the services of any of our key employees, or the failure to attract and retain qualified personnel to replace them, could have a material adverse effect on our business.

AS AN INTERNET-BASED COMPANY OUR COMMON STOCK PRICE IS UNUSUALLY VOLATILE, WHICH MAY IMPEDE OUR ABILITY TO RAISE CAPITAL, AND CAUSE OUR INVESTORS TO LOSE MONEY

         The market price of our common stock, like the stock of many other technology companies, particularly those involved in Internet-related businesses and e-commerce, has been highly volatile. In addition, we have experienced, and may continue to experience, significant fluctuations in revenues and operating results from period to period, which tends to increase the volatility of our common stock price. Factors that affect volatility include:

        -     unexpected fluctuations in our operating results;
        - announcements of technological innovations and new products by us or our competitors;
        -     increases in governmental regulation;
        - developments or changes in legislation affecting the industries in which we operate;
        - developments in our patent or other proprietary rights or those of our competitors;
        -     analyst reports, media stories, news broadcasts, and interviews;
              and
        - market conditions for technology and Internet-related stocks in general.

OUR GOVERNING DOCUMENTS AND INDIANA LAW CONTAIN PROVISIONS THAT COULD PREVENT TRANSACTIONS IN WHICH YOU WOULD RECEIVE A PREMIUM FOR YOUR STOCK

         Our Articles of Incorporation and the Indiana Business Corporation Law contain provisions that could have the effect of delaying, deferring, or preventing a change in control and the opportunity to sell your shares at a premium over current market prices. Although intended to protect Wavo Corporation and its shareholders from unwanted takeovers, their effect could hinder or prevent transactions in which you might otherwise receive a premium for your common stock over then-current market prices, and may limit your ability to approve transactions which may be in your best interests. As a result, the mere existence of these provisions could adversely affect the price of our common stock.

WE ARE SUBJECT TO RESTRICTIONS ON DIVIDENDS AND REDEMPTIONS AND DO NOT INTEND TO PAY ANY DIVIDENDS

         We have not paid any dividends on the common stock, and do not plan to pay any dividends on the common stock for the foreseeable future. The provisions of the Series 1994 Preferred Shares and the Series D Preferred Shares prohibit the payment of dividends on the common stock unless the dividends on those preferred shares are first paid and we get the consent of the holders of the Series D Preferred Shares. In addition, although our credit facility does not include any specific prohibitions on the payment of dividends, it does include various financial covenants that could have the effect of limiting cash dividend or redemption payments. The Indiana Business Corporation Law includes limitations on the ability of corporations to pay dividends on or to purchase or redeem their own stock. Accordingly, you should not expect that dividends will be paid on your common stock.

WE MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL THAT HAVE RIGHTS SENIOR TO THOSE OF COMMON SHAREHOLDERS

         Our Board of Directors has the authority to issue a total of up to 25,000,000 shares of preferred stock and to fix the rates, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common shareholders, without any further vote or action by you and the other common shareholders. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Wavo Corporation. This could delay, defer, or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of the common stock. We have in the past issued, and, may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the common stock.

WE MAKE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS THAT MAY NOT PROVE TO BE ACCURATE

         This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy, and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made. These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth in "Risk Factors" and "WAVO Corporation", describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                 USE OF PROCEEDS

         The selling shareholders will receive all of the proceeds from the sale of the common stock offered pursuant to this prospectus, although Wavo Corporation may receive funds from the exercise of the warrants held by SVB or issue less than the total amount of shares underlying the warrants in a cashless exercise.

                              SELLING SHAREHOLDERS

         The shares of common stock being offered by NDI were issued to NDI in connection with the amendment of the Network Agreement between us and NDI. If proceeds received by NDI from the sale of the shares of common stock being offered by this prospectus are less than $1,400,000, we have agreed to pay the amount of any shortfall to NDI in the form of a promissory note payable in three installments over a 90 day period. If the proceeds received by NDI from the sale of the shares of common stock being offered by this prospectus reach $1,750,000, NDI has agreed to stop selling any additional shares of common stock and return any unsold shares to us. NDI also has agreed it will not sell, on any trading day, more than the greater of 20,000 shares or 10% of the trading volume of our common stock for the previous trading day, except that, with our prior consent, this limitation will not apply to negotiated block trades executed at prices equal to or greater than the average closing sale price of our common stock for the ten trading days prior to the block trade.

         The shares of common stock being offered by SVB are issuable upon exercise of warrants granted to SVB in connection with the modification of the terms of the Loan and Security Agreement between us and SVB. Pursuant to the modification agreement, we agreed to register the shares of common stock underlying the warrants issued to SVB.

         The shares of common stock being offered by the affiliates of Stonegate identified below are issuable upon exercise of warrants granted in connection with a Consulting Agreement between us and Stonegate. Pursuant to this Consulting Agreement, we agreed to register the shares of common stock underlying the warrants issued to the Stonegate affiliates identified below.

         Except for the ownership of the shares of common stock by NDI, the ownership of the warrants by SVB, and the ownership of the warrants by the persons and entity affiliated with Stonegate identified below, the selling shareholders have not had any material relationship with us within the past three years (other than the relationships between us, NDI, SVB and Stonegate pursuant to the agreements described in this prospectus). The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by each of the selling shareholders. The second column lists, for each selling shareholder, the number of shares of common stock beneficially owned by each of the selling shareholders as of October 16, 2000, assuming the exercise of the warrants held by SVB and the Stonegate affiliates on that date.

                                     COMMON SHARES            COMMON SHARES        COMMON SHARES
NAME OF SELLING                    BENEFICIALLY OWNED            OFFERED            OWNED AFTER       PERCENTAGE
SHAREHOLDER                        PRIOR TO OFFERING       BY THIS PROSPECTUS        OFFERING          OF CLASS
-----------                        -----------------       ------------------        --------          --------
National Datacast, Inc.               1,722,018                1,722,018                0                0%
Silicon Valley Bank                     125,666 (1)              125,666                0                0%
Jesse B. Shelmire                        97,500 (2)               97,500                0                0%
Scott R. Griffith                        97,500 (2)               97,500                0                0%
Griffith Shelmire Partners,              30,000 (3)               30,000                0                0%
Inc.

         (1) Includes 125,666 shares that may be issued pursuant to the exercise of warrants granted to SVB at an exercise price of $.70 per share.

         (2) Includes 85,000 shares that may be issued pursuant to warrants granted to the holder at an exercise price of $2.06 per share and 12,500 shares that may be issued pursuant to warrants granted to the holder at an exercise price of $4.65 per share.

         (3) Includes 30,000 shares that may be issued pursuant to warrants granted to the holder at an exercise price of $2.06 per share.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue up to 100,000,000 shares of common stock and 25,000,000 preferred shares. As of October 16, 2000, approximately 47,728,931 shares of common stock were issued and outstanding, and a total of 502,064 preferred shares were issued and outstanding.

         The approximately 47,728,931 shares of common stock outstanding on October 16, 2000 does not include approximately 12,801,605 shares of common stock issuable upon exercise of currently outstanding warrants and stock options.

         The following summary of certain provisions of the common stock and preferred shares does not purport to be complete and is subject to, and is qualified by, our amended Articles of Incorporation, Restated Code of Bylaws, and by the provisions of applicable law.

COMMON STOCK

         The holders of our common stock are entitled to one vote per share on all matters on which shareholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including preferred shares, having a preference over the common stock as to dividends or upon liquidation, the holders of our common stock are also entitled to dividends as may be declared by our Board of Directors out of funds that are lawfully available, and are entitled upon liquidation to receive pro rata the assets that are available for distribution to holders of common stock. Holders of the common stock have no preemptive, subscription, or conversion rights. The common stock is not subject to assessment and has no redemption provisions.

PREFERRED STOCK

         Our Board of Directors has the authority, without further action by the shareholders, to issue a total of up to 25,000,000 preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued preferred shares and to determine the number of shares constituting any series and the designation of the series, without any further vote or action by the shareholders.

SERIES D PREFERRED SHARES

GENERAL.

         On October 4, 1999, we issued 1,500 shares of our Series D Convertible Preferred Stock, $10,000 stated value per share, and warrants to purchase 900,000 shares of our common stock in a private placement to institutional investors. Prior to the date hereof, we issued 16,794,975 shares of our common stock upon conversion of 1399 Series D Preferred Shares and as dividends on the Series D Preferred Shares. As of the date of this prospectus, there were 101 Series D Preferred Shares that remained outstanding.

DIVIDENDS.

         The Series D Preferred Shares carry a dividend rate of 10% per annum, payable quarterly or upon conversion or redemption. At our option, the quarterly dividend may be paid in cash or shares of common stock, subject to satisfaction of certain conditions described below. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of the dividend on the Series D Preferred Shares will be equal to the accrued dividends divided by the applicable conversion price as described below. For purposes of this calculation, the applicable conversion price will be equal to the lowest weighted average price of our common stock during the six consecutive trading days ending on and including the second trading day prior to the date of determination.

         We will not have the right to pay dividends in shares of our common stock if a triggering event (as defined in Section 3(b) of the Articles of Amendment relating to the Series D Preferred Shares) has occurred and is continuing or the registration statement covering the shares of common stock underlying the Series D Preferred Shares is not effective and available for resale of all shares required to be registered. Triggering events include the following:

         - the suspension or delisting from trading of our common stock on the Nasdaq National Market, the New York Stock Exchange, or the American Stock Exchange for a period of at least five consecutive trading days or for more than ten trading days in any 365 day period;

         - our notice to any holder of Series D Preferred Shares of our intent not to comply with a request for conversion tendered in accordance with the terms of the Series D Preferred Shares;

         - our failure to issue shares of common stock upon conversion prior to the 10th business day after the required date of delivery;

         - our failure to issue shares of common stock after a proper request from a holder of the Series D Preferred Shares due to the limitation on the number of shares we may issue to comply with NASD rules; or

         - the breach of any representation, warranty, covenant or other term or condition of the documents governing the issuance of the Series D Preferred Shares unless the breach would not have a material adverse effect or is cured within 20 days after it occurs.

MATURITY DATE.

         The remaining Series D Preferred Shares mature on April 6, 2001, subject to extension in certain circumstances, at which time the remaining Series D Preferred Shares must be redeemed or converted at our option. If we elect to redeem any Series D Preferred Shares outstanding on April 6, 2001, the amount required to be paid will be equal to the liquidation preference of the Series D Preferred Shares, which equals the price originally paid for such shares plus accrued and unpaid dividends. If we elect to convert any Series D Preferred Shares that remain outstanding on April 6, 2001, we will be required to issue shares in an amount determined as described below under "Description of Securities - Series D Preferred Shares - Conversion."

CONVERSION.

         Subject to certain conditions described below, the selling shareholders will have the right to convert the remaining Series D Preferred Shares into shares of our common stock. The number of shares of common stock to be issued upon conversion of a Series D Preferred Share is determined by dividing the sum of $10,000 (the amount paid for that share) plus accrued and unpaid dividends by the applicable conversion price as described below. The applicable conversion price will be 100% of the lowest dollar-volume weighted average price of our common stock for any day during the six trading days ending on and including the conversion date, provided that the conversion price may not exceed $10.00 per share. The lowest dollar-volume weighted average of our common stock as of October 16, 2000 was $.5774. The dollar-volume weighted average price is a calculated number which reflects an average of the prices at which the common stock trades during a trading day, giving weight to the prices at which the common stock trades based upon the number of shares which trade at such prices. Thus, the larger the number of shares which trade at a particular price, the greater the weight that will be given to that price in calculating the average price for that day. The dollar-volume weighted average price of the common stock for a trading day will not necessarily equate to other frequently used measures of a stock's price, such as the bid, ask, high, low or close prices.

         We would be required to issue 1,754,972 shares of common stock upon conversion of all Series D Preferred Shares currently outstanding at an assumed conversion price of $.5774 per share of common stock as of October 16, 2000.

         No holder may convert any Series D Preferred Shares exceeding the number of shares which, upon giving effect to such conversion, would cause the holder's beneficial ownership to exceed 4.99% of the common stock then outstanding (excluding any shares of common stock underlying Series D Preferred Shares that have not been converted and warrants that have not been exercised).

LIQUIDATION PREFERENCE.

         In the event of our liquidation, the holders of any remaining Series D Preferred Shares will be entitled to a liquidation preference before any amounts are paid to the holders of our common stock. The liquidation preference is equal to the amount originally paid for any remaining Series D Preferred Shares, or $10,000 per share, plus accrued and unpaid dividends on any remaining Series D Preferred Shares. The holders' right to any assets available following a liquidation are equal to the rights of the holders of our Series 1994 Preferred Shares.

WARRANTS.

         The warrants to purchase the 900,000 shares of our common stock are exercisable at the price of $4.641 per share, subject to certain antidilution adjustments. We intend to use the proceeds from any warrant exercises for working capital and to grow our business.

VOTING RIGHTS.

         Other than as required by law, the holders of the Series D Preferred Shares have no voting rights except that consent of holders of at least two-thirds of the outstanding Series D Preferred Shares will be required to effect any change in our articles of incorporation that would change any of the rights of the Series D Preferred Shares or to issue any other series of preferred shares.

SERIES 1994 PREFERRED SHARES

         We have authorized, issued and outstanding 501,963 of our Series 1994 Cumulative Convertible Preferred Shares. These shares have a stated value of $11.00 per share and are convertible at any time into common stock at $11.00 per share. The conversion provisions are subject to adjustment if there is a stock split, dividend, distribution, reorganization, reclassification, merger, consolidation, share exchange, or other similar corporate transaction. Cumulative dividends on the shares accrue at the rate of 10% per annum and are payable when declared by the Board of Directors. We may not pay dividends on the common stock or other series junior to these preferred shares unless all accrued dividends have been paid on the latter. On liquidation, the holder of the preferred shares will be entitled to receive, before any distribution to holders of our common stock or other series junior to the preferred shares, liquidation distributions equal to the stated value of $11.00 per preferred share, plus accrued and unpaid dividends. We may redeem the preferred shares at any time, on at least 30 days written notice, at the redemption price of $11.00 per share, plus accrued and unpaid dividends, provided that the redemption has been approved by a majority of the Board of Directors who are not holders of the preferred shares. The preferred shares have no voting rights except as otherwise provided by law or the Articles of Incorporation. David E. Deeds, the Chairman and Chief Executive Officer, owns all of the Series 1994 Preferred Shares.

SERIES A, SERIES B, AND SERIES C PREFERRED SHARES

         We were authorized to issue, and in the past did issue, three separate series of convertible preferred shares called the Series A, Series B, and Series C Convertible Preferred Shares, all with varying provisions. All of these preferred shares have been converted into common stock and are no longer outstanding.

WARRANTS

         As of the date of this prospectus, we have the following warrants outstanding:

         - In connection with the sale of our Series D Preferred Shares, we issued warrants to purchase up to 900,000 shares of common stock. The exercise price of these warrants is $4.641 per share. These warrants expire on October 4, 2004. The exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain dilution events.

         - We issued a warrant to Castle Creek Technology Partners, LLC in connection with a private placement. This warrant enables Castle Creek to purchase an aggregate of 250,000 shares of common stock at a purchase price of $10.66 per share. The exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of a stock split, reverse stock split, or distribution to shareholders. The warrants expire on March 25, 2004.

         - In connection with the formation of JamCast.com, Inc. we issued to Virgin Entertainment Group, Inc. warrants to purchase an aggregate of 1,000,000 shares of our common stock. Warrants to purchase 500,000 shares are exercisable at $4.00 per share and expire on September 14, 2001. Warrants to purchase the remaining 500,000 shares are exercisable at $5.00 per share and expire on September 14, 2004.

         - In connection with a loan modification agreement with SVB, we issued to SVB a warrant to purchase 7,500 shares of our common stock. The warrants are exercisable at $5.42 per share. The warrants expire on September 24, 2002. The exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain dilution events.

         - In connection with a further loan modification agreement with SVB, we issued to SVB a warrant to purchase 41,666 shares of our common stock and a warrant to purchase 84,000 shares of our common stock. The resale of the shares of common stock underlying these warrants are covered by this prospectus. The warrants are exercisable at $0.70 per share. The warrants expire on September 15, 2005. The exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain dilution events.

         - In connection with a Consulting Agreement between us and Stonegate dated December 7, 1999, as amended on May 24, 2000, we issued warrants on December 7, 1999 to certain affiliates of Stonegate to acquire up to 25,000 shares of our common stock at an exercise price of $4.65 per share. These warrants expire on December 7, 2002. On May 24, 2000, we issued additional warrants to certain affiliates of Stonegate to acquire up to an additional 200,000 shares of our common stock at an exercise price of $2.06 per share. These warrants expire May 24, 2003. In each case, the exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain dilution events.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for our common stock is Computershare Investor Services, Inc.

CHARTER PROVISIONS AND EFFECTS OF INDIANA LAW

         Our Articles of Incorporation require that proposals for consideration at a meeting of shareholders must be submitted to the Secretary not later than the earlier of:

         -        270 days after the adjournment of the previous annual meeting;
                  or

         - the close of business on the seventh day following the date on which notice of the meeting is given to shareholders.

         Under the Indiana Business Corporation Law, any person who acquires 10% of the voting power of the common stock of a corporation is considered an "interested shareholder." For a period of five (5) years after an acquisition, certain business combinations between Wavo Corporation and the interested shareholder are prohibited, unless prior to the acquisition of that common stock by the interested shareholder, the Board of Directors approves the acquisition of common stock or the business combination. After the five-year period, only the following three types of business combinations between Wavo Corporation and the interested shareholder are permitted:

         - a business combination approved by the Board of Directors before the acquisition of common stock by the interested shareholder;

         - a business combination approved by holders of a majority of the common stock not owned by the interested shareholder; and

         - a business combination in which the shareholders receive a price for their common stock at least equal to a formula price based on the highest price per share paid by the interested shareholder.

In addition, under Indiana law, a party acquiring Wavo Corporation common stock may lose the right to vote some or all of those shares if the acquisition results in that party holding greater than 20%, 33%, or 50% of the outstanding shares of Wavo Corporation. An acquiring party can avoid the loss of the right to vote these shares if the right to vote is approved by shareholders holding a majority of the "disinterested" common stock, and, if authorized by a provision of our Articles of Incorporation or Bylaws adopted before the time that party became an interested shareholder, permit the redemption of the acquiring party's common stock. We have not adopted this kind of a redemption provision.

                              PLAN OF DISTRIBUTION

         NDI (or, subject to applicable law, its respective pledgees, donees, distributees, transferees, or successors in interest) may offer from time to time pursuant to this prospectus up to 1,722,018 shares that were issued to it on September 11, 2000 in connection with the restructuring of the Network Agreement. SVB (or, subject to applicable law, its respective pledgees, donees, distributees, transferees, or successors in interest) may offer from time to time pursuant to this prospectus up to 125,666 shares issuable upon exercise of the warrants granted by us to SVB on September 15, 2000 in connection with the modification of our loan agreement with SVB. The selling shareholders affiliated with Stonegate (or, subject to applicable law, each of their respective pledgees, donees, distributees, transferees, or successors in interest) may offer from time to time pursuant to this prospectus up to 225,000 shares issuable upon exercise of the warrants granted by us to those selling shareholders in connection with the Consulting Agreement between us and Stonegate dated December 7, 1999, as amended on May 24, 2000. This prospectus covers the selling shareholders' resale of all of such shares, as well as any additional shares that may become issuable upon because of stock splits, stock dividends and other similar transactions.

         The selling shareholders may sell the shares of common stock described in this prospectus directly or through underwriters (or, subject to applicable law, the respective pledgees, donees, distributees, transferees, or successors in interest) may offer from time to time pursuant to this prospectus up to broker-dealers or agents. The selling shareholders may also transfer, devise or gift any or all of these shares by other means not described in this prospectus. As a result, pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer may offer such shares of common stock. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act, the Selling Shareholders may sell such shares under Rule 144 rather than pursuant to this prospectus.

         The selling shareholders may sell shares of common stock from time to time in one or more transactions:

         -        at fixed prices that may be changed,

         -        at market prices prevailing at the time of sale, or

         - at prices related to such prevailing market prices or at negotiated prices.

         The selling shareholders may offer their respective shares of our common stock in one or more of the following transactions:

         - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

         -        in the over-the-counter market,

         -        in privately negotiated transactions,

         -        through options,

         -        by pledge to secure debts and other obligations,

         -        by a combination of the above methods of sale, or

         -        to cover short sales made pursuant to this prospectus.

         In effecting sales, brokers or dealers engaged by either selling shareholder may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders also may sell shares short and deliver the shares to close out such short positions, provided that the short sale is made after the Registration Statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         The SEC may deem the selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. At the time each Selling Shareholder purchased such shares, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

         Under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, the selling shareholders and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling shareholders or any such other person.

                                 LEGAL OPINIONS

         Barnes & Thornburg, of Indianapolis, Indiana, will pass upon the validity of the common stock offered under this prospectus.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from Wavo Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Wavo Corporation (formerly known as WavePhore Corporation) appearing in our Annual Report (Form 10-K) for the years ended December 31, 1997 and 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. These consolidated financial statements are incorporated herein by reference in reliance upon the report given upon the authority of Ernst & Young LLP, as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         GOVERNMENT FILINGS: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Rooms. Most of our filings are also available to you free of charge at the Commission's web site at http://www.sec.gov.

         STOCK MARKET: Our common stock is listed on the Nasdaq National Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         REGISTRATION STATEMENT: We have filed a Registration Statement under the Securities Act with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the Registration Statement. However, it does not contain all of the information contained in the Registration Statement and its exhibits. You should refer to the Registration Statement and its exhibits for further information about Wavo Corporation and the common stock offered under this prospectus.

         INFORMATION INCORPORATED BY REFERENCE: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

         - our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         - our Quarterly Reports on Form 10-Q for the first quarter ended March 31, 2000, and the second quarter ended June 30, 2000;

         - our Proxy Statement for the 2000 Annual Meeting of Security Holders, dated April 6, 2000;

         - our Reports on Form 8-K, including Exhibits, filed February 1, 2000, and September 13, 2000, respectively;

         - Our preliminary proxy statement filed in connection with a special meeting of shareholders to be held November 27, 2000; and

         - the description of our capital stock contained in our Registration Statement on Form 8-A, including all amendments or reports filed for the purpose of updating the description.

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

         You may request free copies of these filings by writing or telephoning us at the following address:

                  Investor Relations
                  Wavo Corporation
                  3131 E. Camelback Road, Suite 320
                  Phoenix, Arizona 85016
                  (602) 952-5500

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

         The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by Wavo Corporation:


Securities and Exchange Commission Registration Fee          $       309
Nasdaq Listing Fee                                           $    17,500
Legal Fees and Expenses                                      $     7,500
Accounting Fees and Expenses                                 $    10,000
Transfer Agent Fees and Expenses                             $       500
Miscellaneous                                                $     1,000
                                                             -----------
TOTAL                                                        $    36,809

-------------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Unless limited by the Articles of Incorporation, the Indiana Business Corporation Law (the "IBCL") requires that a corporation indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding. The IBCL permits a corporation to indemnify an individual, made a party to a proceeding because the individual is or was a director, against liability incurred in the proceeding if: (1) the individual's conduct was in good faith; and (2) the individual reasonably believed: (A) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interest; and (B) in all other cases, that the individual's conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the individual either: (A) had reasonable cause to believe the individual's conduct was lawful; or (B) had no reasonable cause to believe the individual's conduct was unlawful. Unless a corporation's articles of incorporation provide otherwise, an officer of the corporation, whether or not a director, is entitled to mandatory and court-ordered indemnification to the same extent as a director; and the corporation may indemnify an officer, employee or agent of the corporation, whether or not a director, to the same extent as a director, and to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract. The indemnification provisions of the IBCL are not exclusive of any other rights to indemnification that a person may have under the corporation's articles of incorporation or bylaws, a resolution of the board of directors or of the shareholders, or any other authorization, whenever adopted, after notice, by a majority vote of all of the voting shares then issued and outstanding.

         The IBCL provides that a director is not liable for any action taken as a director, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the IBCL; and (2) the breach or failure to perform constitutes willful misconduct or recklessness. Section 23-1-35-1 of the IBCL provides that a director shall, based upon the facts then known to the director, discharge the duties as a director, including the director's duties as a member of a committee: (a) in good faith; (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (c) in a manner the director reasonably believes to be in the best interests of the corporation. In discharging the director's duties, a director is entitled to rely upon information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (1) one or more officers or employees of the corporation whom a director reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, or other persons as to matters the director reasonably believes are within the person's professional or expert competence; or (3) a committee of the board of directors of which the director is not a member if the director reasonably believes the committee merits confidence. A director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted by the foregoing provisions unwarranted. A director may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the director considers pertinent.

         Wavo Corporation's Articles of Incorporation provide that the corporation must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted under the IBCL. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

         Wavo Corporation's Restated Code of Bylaws provide that the corporation must indemnify any individual who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him in any action, suit or proceeding, whether civil, criminal, administrative, investigative, and whether formal or informal, in which he has been made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except

         - in the case of any action, suit, or proceeding terminated by judgment, order or conviction, in relation to matters as to which he is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted a willful misconduct or recklessness; and

         - in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness.

         The directors and officers of Wavo Corporation are covered by an insurance policy indemnifying against certain liabilities which arise from their activities performed on behalf of Wavo Corporation, including liabilities under the Securities Act of 1933 in certain circumstances.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 16. EXHIBITS

EXHIBIT NO.           EXHIBIT

3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to WAVO Corporation's Current Report on Form 8-K dated June 4, 1999).

3.2 Articles of Amendment to the Company's Articles of Incorporation dated September 30, 1999 (incorporated by reference to Exhibit 3.1 to WAVO Corporation's Current Report on Form 8-K filed as of October 5, 1999).

3.3 Restated Code of Bylaws (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement No. 33-80343 on Form S-8).

4.1 Form of Warrant to purchase 41,666 shares of common stock issued to SVB on September 15, 2000, including attached Antidilution Agreement and Registration Rights Agreement.

4.2 Form of Warrant to purchase 84,000 shares of common stock issued to SVB on September 15, 2000, including attached Antidilution Agreement and Registration Rights Agreement.

4.3 Form of Warrant to purchase up to 12,500 shares of common stock granted to Scott R. Griffith on December 7, 1999.

4.4 Form of Warrant to purchase up to 12,500 shares of common stock granted to Jesse B. Shelmire on December 7, 1999.

4.5 Form of Warrant to purchase up to 85,000 shares of common stock granted to Scott R. Griffith on May 24, 2000.

4.6 Form of Warrant to purchase up to 85,000 shares of common stock granted to Jesse B. Shelmire on May 24, 2000.

4.7 Form of Warrant to purchase up to 30,000 shares of common stock granted to Griffith Shelmire Partners, Inc. on May 24, 2000.

5             Opinion of Barnes & Thornburg regarding legality.

10.1 Amendment No. 1 to Data Delivery Network Agreement made as of September 11, 2000 by and between WAVO Corporation and National Datacast, Inc.

23.1          Consent of Deloitte & Touche LLP.

23.2          Consent of Ernst & Young LLP.

23.3          Consent of Barnes & Thornburg (included in Exhibit 5).

24            Power of Attorney (included on signature page of Registration
              Statement).

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 19, 2000.


                                    WAVO CORPORATION



                                    / s / David E. Deeds
                                    --------------------------
                                    David E. Deeds, Chairman and Chief Executive
                                    Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David E. Deeds, Michael J. Coffin and Kenneth D. Swenson and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and sign any Registration Statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                 SIGNATURE                                          TITLE                                  DATE
/s/ David E. Deeds                           Chairman of the Board and Chief Executive Officer     October 19, 2000
-------------------------------              (Principal Executive Officer)
David E. Deeds


/s/ Michael J. Coffin                        President and Director                                October 19, 2000
------------------------------
Michael J. Coffin

/s/ Kenneth D. Swenson                       Executive Vice President, Chief Financial Officer,    October 19, 2000
------------------------------               Treasurer (Principal Financial Officer and
Kenneth D. Swenson                           Principal Accounting Officer) and Director

/s/ Glenn Scolnik                            Director                                              October 19, 2000
-----------------------------
Glenn Scolnik


/s/ J. Robert Collins                        Director                                              October 19, 2000
-----------------------------
J. Robert Collins

                                INDEX TO EXHIBITS


EXHIBIT NO.   EXHIBIT

3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to WAVO Corporation's Current Report on Form 8-K dated June 4, 1999).

3.2 Articles of Amendment to the Company's Articles of Incorporation dated September 30, 1999 (incorporated by reference to Exhibit 3.1 to WAVO Corporation's Current Report on Form 8-K filed as of October 5, 1999).

3.3 Restated Code of Bylaws (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement No. 33-80343 on Form S-8).

4.1 Form of Warrant to purchase 41,666 shares of common stock issued to SVB on September 15, 2000, including attached Antidilution Agreement and Registration Rights Agreement.

4.2 Form of Warrant to purchase 84,000 shares of common stock issued to SVB on September 15, 2000, including attached Antidilution Agreement and Registration Rights Agreement.

4.3 Form of Warrant to purchase up to 12,500 shares of common stock granted to Scott R. Griffith on December 7, 1999.

4.4 Form of Warrant to purchase up to 12,500 shares of common stock granted to Jesse B. Shelmire on December 7, 1999.

4.5 Form of Warrant to purchase up to 85,000 shares of common stock granted to Scott R. Griffith on May 24, 2000.

4.6 Form of Warrant to purchase up to 85,000 shares of common stock granted to Jesse B. Shelmire on May 24, 2000.

4.7 Form of Warrant to purchase up to 30,000 shares of common stock granted to Griffith Shelmire Partners, Inc. on May 24, 2000.

5             Opinion of Barnes & Thornburg regarding legality.

10.1 Amendment No. 1 to Data Delivery Network Agreement made as of September 11, 2000 by and between WAVO Corporation and National Datacast, Inc.

23.1          Consent of Deloitte & Touche LLP.

23.2          Consent of Ernst & Young LLP.

23.3          Consent of Barnes & Thornburg (included in Exhibit 5).

24            Power of Attorney (included on signature page of Registration
              Statement).